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                             JOINT VENTURE AGREEMENT

This Agreement is made and effective as of this 13th day of November, 1996, by and between PROLEC-GE, S. DE R.L. DE C.V. , a corporation organized and existing under the laws of Mexico ("PROLEC GE") and QUIETPOWER SYSTEMS, INC., a company organized and existing under the laws of the State of Delaware ("QUIETPOWER").

WHEREAS QUIETPOWER owns certain intellectual property related to material condition monitoring/failure diagnostics systems ("TECHNOLOGY") and is in the business of developing, commercializing, marketing and selling this TECHNOLOGY; and

WHEREAS PROLEC GE is in the business of designing, manufacturing and selling power and distribution equipment ("PROLEC GE EQUIPMENT"); and

WHEREAS QUIETPOWER and PROLEC GE desire, by certain research and development programs to further develop the TECHNOLOGY into marketable products ("COMMERCIAL PRODUCTS"); and

WHEREAS by forming a joint venture ("JV") in order to combine certain of their research and development resources, QUIETPOWER and PROLEC GE desire to accelerate the development of the COMMERCIAL PRODUCTS in as short a time as possible; and

WHEREAS QUIETPOWER and PROLEC GE wish to jointly market and sell the COMMERCIAL PRODUCT once successful commercialization has been achieved; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.0     DEFINITIONS

         1.1. "TECHNOLOGY" means intellectual property rights related to material condition monitoring/failure diagnostic systems for use with the PROLEC GE Equipment. Condition monitoring/failure diagnostics systems refer to the monitoring of electrical equipment using such methods as acoustical measurements, electrical measurements and chemical analysis, for the purpose of detection, diagnosis and location of operational problems. These systems employ equipment such as sensors, data acquisition devices, filters, amplifiers and software in combination to monitor, measure, process and record diagnostic data. Intellectual property rights shall include, but not be limited to, patents of importation, patents of confirmation, patents of improvements, patents and certificates of addition and utility models, as well as divisions, reissues, reexaminations, continuations, continuations-in-part, renewals and extensions of
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         any of the foregoing and applications therefor, and patents which may be issued on such applications covering inventions with respect to which are conceived or first actually reduced to practice in the course of development work under this Agreement, as well as registered and unregistered designs, secret or published designs and copyrights, know-how, and manufacturing processes, made or developed by employees of PROLEC GE and/or QUIETPOWER pursuant to the work under this Agreement.

1.2 "PROLEC GE EQUIPMENT" means and includes: distribution and power transformers, load tap changers, high voltage instrument transformers and circuit breakers.

1.3 "COMMERCIAL PRODUCTS" means material condition monitoring/failure diagnostics products, meeting reasonable commercial criteria, such as cost, form and function that embody the TECHNOLOGY.

1.4      The term "Statement of Work" shall have the meaning set forth in
         Section 5.2 of this Agreement.

1.5 The term "DELIVERABLE" shall mean the DELIVERABLES set forth in the Approved Statement of Work.

1.6 The term "SUBSIDIARY" of a party as used herein shall mean any company (including but not limited to affiliates, subsidiaries and joint ventures) in which it owns or directly or indirectly controls at least twenty-five percent (25%) of the voting rights during the term of this Agreement.

1.7      "Effective Date" of this Agreement shall be November 13, 1996.

1.8      "Term" of this Agreement shall be as specified in Article 12.0 below.

2.0      ESTABLISHMENT OF JOINT VENTURE PARTNERSHIP

2.1 Upon the Effective Date of this Agreement, the parties shall expeditiously form a partnership in order to effectuate the terms of this Agreement.

2.2      QUIETPOWER shall grant the JV rights to the TECHNOLOGY pursuant to
         Article 7.0.

2.3 The JV shall be empowered to open and maintain commercial bank accounts and conduct such other activities that will enable it to perform the necessary activities associated with agreed-upon product development, commercialization and marketing efforts.


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2.4      Each party shall assign personnel to the JV to perform such tasks as defined and agreed by the Team as defined in Section 4.1. The JV may, upon the approval of the Team, directly hire personnel who are not employees of either party.

3.0      JV  CONTRIBUTION ACCOUNTS

3.1 As a means of accounting for each party's economic interest in the JV, each party shall have two contribution accounts: one capital account and one reimbursable account.

3.2 The capital accounts shall accumulate the value of internal resources and licenses contributed to Approved Statements of Work. Specifically this shall include, but not be limited to: i) the direct cost, without overhead, of personnel, ii) the use of both parties' equipment, iii) the use of PROLEC GE's Transformer development, manufacturing and test facilities, iv) the use of QuietPower's software development, system integration and acoustic/vibration test facilities, and v) the Technology licenses granted under Article 9.0. For purposes of accounting for these contributions to the parties' capital accounts, all of the above items shall be valued, those values shall be totaled and one-half of the total shall be credited to each party's capital account. Crediting of these items to the capital accounts shall occur on a straight-line basis over the expected life of an approved project.

3.3 The reimbursable accounts shall accumulate expenditures for external costs, including but not limited to cash expenditures for: i) system components, ii) test equipment, iii) travel costs, iv) outside subcontractor costs, and v) contributions made directly to the JV. These costs shall be credited to the respective party's reimburseable account when incurred.

4.0      IMPROVEMENT TEAM

4.1 Function. An Improvement Team ("Team") is hereby established as of the Effective Date. The Team shall function as an advisory body to provide recommendations to PROLEC GE and QUIETPOWER and to manage the JV's implementation of the Statement of Work as defined in Section 5.2 of this Agreement. Each party shall have an equal vote on the Team regardless of capital account balance.

 4.2     Team Tasks.  The initial tasks of the Team shall be:

         A. Identify, design, develop and test potential improvements to the TECHNOLOGY that will facilitate the development of the COMMERCIAL PRODUCT.

         B. Identify, design, develop and test potential product components and manufacturing processes and designs for COMMERCIAL PRODUCTS.


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4.3      For a period of three (3) years from the Effective Date, neither party shall solicit for employment nor employ any employee of the other party assigned to the Team or to the JV.

5.0     ADOPTION OF PROGRAMS; FUNDING

5.1 Joint programs of research, design and development shall be conducted by the JV in the fields of TECHNOLOGY and COMMERCIAL PRODUCT upon the recommendation of the Team and subject to the agreement in writing of each party to participate in and provide resources for a specific program.

5.2 Prior to commencement of work on each such program, a description (hereinafter the "Statement of Work") of the objectives, phases and respective scope of work of each party shall be prepared jointly by the parties as may be designated for this purpose, together with a budget including details of estimated costs to be incurred.

5.3 The obligations of the parties in respect of a joint program shall arise only upon the approval, in writing by each party of the Statement of Work. Upon such approval, the Statement of Work shall be referred to as an "Approved Statement of Work." The Approved Statement of Work shall obligate each party to assign the agreed upon personnel and other resources to the program and to contribute funds in accordance with the budget described in Section 5.2.

5.4 Each Approved Statement of Work shall be subject to the terms of this Agreement. Each party hereto will deliver to the other party the DELIVERABLES which it is required to deliver pursuant to the Approved Statement of Work and to otherwise fully contribute to the generation of DELIVERABLES as required in the Approved Statement of Work.

5.5 Neither party shall have the right to withdraw from an Approved Statement of Work without the prior written consent of the other party, unless (1) performance by the other party of the objectives and phases of work established pursuant to Section 5.2 is not timely; (2) information disclosed by the other party to a third party is not in accordance with the requirements of Section 7.2 hereof; or (3) subject to the provisions of Section 5.6, the total external costs are expected to exceed original approved projections by greater than 20%. In such event, the party desiring to withdraw shall give sixty (60) days' prior written notice to the other party of its intent to withdraw.


5.6 In the event that the total external costs of the project are expected to exceed those projected in the Approved Statement of Work by greater than 20%, the other party must be expeditiously notified of such expected occurrence by that


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         party which discovers such. Upon such notification each party shall have the option to:

              A. pay the additional costs in the same ratio as agreed in the Approved Statement of Work, or

              B. pay a greater percentage of the costs than agreed in the Approved Statement of Work, if the other party chooses to reduce their contribution level, or

              C. pay all additional costs if the other party chooses not to pay any additional costs, or

              D. not pay any additional costs and halt work on the Approved Statement of Work. If the parties choose this option, then continued financial commitments under the Approved Statement of Work shall cease.

Otherwise, unless Option D is selected, each party shall continue to be obligated for their respective commitments under the Approved Statement of Work.

5.7 Upon unanimous vote of the Improvement Team, excess cash not needed for the ongoing approved development and marketing operations of the JV may be distributed to the parties in the following manner:

              A.  All additional costs paid by the parties pursuant to Section
                  5.6 shall be reimbursed in the same ratio as incurred by the parties, and such costs shall be paid in full before any other payments to the parties, then

              B. external costs paid by the parties pursuant to the Approved Statement of Work shall be reimbursed in the same ratio as incurred by the parties, and such costs shall be paid in full before any other payments to the parties, then

              C. after all reimbursements of external costs, any further distributions by the JV shall be shared equally by the parties.

6.0      INDEPENDENT ACTIVITIES

Nothing contained in this Agreement shall be construed to prevent either party from carrying out independently its normal business activities. Specifically, PROLEC GE shall not be prevented or hindered from pursuing other technologies for the enhancement of its PROLEC GE EQUIPMENT, nor shall QUIETPOWER be prevented or hindered from using or further developing the TECHNOLOGY for other uses.


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7.0      PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

7.1 All information disclosed by one party to the other during the course of this Agreement and any Approved Statement of Work shall be considered confidential and proprietary information which shall be subject to the following provisions of this Article.

7.2 During the Term of this Agreement and for a period of ten (10) years after the termination date of this Agreement, each party agrees to use reasonable care to prevent disclosure to third parties of the other party's information. The foregoing obligations of a party receiving information from another party shall not apply to information which:

         a. Is necessarily disclosed solely by its use in products manufactured and sold by a party;

         b.       Is made public by the furnishing party;

         c. Is established to be in the public domain otherwise than as a consequence of a breach of the obligation herein undertaken;

         d. Is shown by the receiving party: (1) to have been in its possession prior to its receipt from the furnishing party; or
                  (2) to have come subsequently into the receiving party's possession through channels independent of the furnishing party; or (3) to have been independently developed by the receiving party or its contractors by individuals who did not have access to the information;

         e. Must reasonably be disclosed by the receiving party to its customers or users of COMMERCIAL PRODUCT in connection with the marketing, product service and maintenance activities, provided that the receiving party shall require such customers or users to maintain such information in confidence to the extent of the foregoing requirements of this Article;

         f. Must reasonably be disclosed by the receiving party to a supplier of a part or component (as opposed to major subassemblies) as essential to their supply of the part or component (as opposed to major subassemblies) to the receiving party; provided however that receiving party shall require such supplier to use such information solely for the manufacture of such part or component for such receiving party and to maintain such information in confidence to the extent of the foregoing requirements of this Article

         Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusion.


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8.0     OWNERSHIP AND USE OF RESULTS OF Approved Statement of Work

8.1 QUIETPOWER shall own all copyright, patent, trade secret and other intellectual property rights in TECHNOLOGY. PROLEC GE shall own all copyright, patent, trade secret and other intellectual property rights in PROLEC GE EQUIPMENT. Nothing in this Agreement shall alter such ownership by each party.

8.2 In the event that an invention is jointly made or conceived as a result of carrying out an Approved Statement of Work for TECHNOLOGY or COMMERCIAL PRODUCT, any and all patent applications, whether domestic or foreign, based on such inventions shall be owned by QUIETPOWER, who may patent such inventions. With respect to the filing and prosecution of patent applications on such inventions, PROLEC GE agrees to cooperate with QUIETPOWER and to make reasonable efforts to furnish information in a timely fashion to enable the prompt filing and prosecution of all patent applications on such inventions. QUIETPOWER shall bear the expense of filing and prosecution of each such patent application. If QUIETPOWER desires not to bear the filing expenses associated with such invention, PROLEC GE shall be entitled to file the application on its own behalf and at its own expense and shall own all rights, title and interest in the invention and all patents issuing thereon, and QUIETPOWER agrees to assign its ownership rights in such invention to PROLEC GE and execute all documents necessary to effect that result without the payment of any compensation. If, after the filing of a patent application, QUIETPOWER decides not to continue incurring the expenses associated with the prosecution, issuance or maintenance of an invention, QUIETPOWER shall promptly give notice to PROLEC GE and shall, if requested by PROLEC GE, convey its entire right, title and interest to PROLEC GE and execute all documents necessary to effect that result without the payment of any compensation.

8.3 During the Term of this Agreement, each party agrees that with respect to its employees and contractors assigned to an Approved Statement of Work, it will maintain invention and patent assignment agreements from those employees and contractors that assign all ownership of all inventions developed pursuant to an Approved Statement of Work to QUIETPOWER.

9.0      LICENSES TO THE JV

QUIETPOWER agrees to grant to the JV licenses to use the TECHNOLOGY and COMMERCIAL PRODUCT for the purposes as prescribed in this Article 9.0. All licenses granted hereunder shall be royalty free.

9.1 QUIETPOWER agrees to grant a license to the JV for the purpose of developing the TECHNOLOGY or for further developing any COMMERCIAL PRODUCT necessary to conduct work pursuant to an Approved Statement of Work.


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9.2      Upon the successful completion of an Approved Statement of Work that results in a new COMMERCIAL PRODUCT, QUIETPOWER shall grant a world wide exclusive license to the JV for the purpose of marketing, manufacturing and selling such COMMERCIAL PRODUCT to original equipment manufacturers ("OEM's"), including PROLEC GE.

9.3 Upon the successful completion of an Approved Statement of Work that results in a new COMMERCIAL PRODUCT, QUIETPOWER shall grant an exclusive license to the JV for the purpose of marketing and selling such COMMERCIAL PRODUCT to end users for retrofit applications.

9.4 In preparation for the production of COMMERCIAL PRODUCT, the JV shall seek competing bids from third parties for the manufacture of such COMMERCIAL PRODUCT. Factors to be considered when evaluating the bids shall include, but not be limited to, the cost, quality control, and capability to deliver the COMMERCIAL PRODUCT in a required time period in such quantities as to maximize the commercial success of the product. Also with respect to obtaining a manufacturing source for the COMMERCIAL PRODUCT, the JV shall grant to PROLEC GE a right of first refusal for the manufacturing sublicense to the COMMERCIAL PRODUCT and such right shall be evaluated in relation to the above third party bids. In situations where PROLEC GE chooses not to bid on the manufacture, or where PROLEC GE's bid is not competitive with such third party bids, PROLEC GE and QUIETPOWER, represented by the Team, shall mutually agree, and such agreement shall not be unreasonably withheld by either party, on the grant of a manufacturing license for the COMMERCIAL PRODUCT.

9.5 It is understood that no license is granted under this Agreement to use the TECHNOLOGY and COMMERCIAL PRODUCT for any purpose other than that described in this Article 9.0.

9.6 It is understood and agreed to by the parties hereto that the rights conferred hereunder do not extend to either of the parties' respective technology, even though such technology may be necessary to practice the COMMERCIAL PRODUCT, with the exception of the license granted by QUIETPOWER to the JV pursuant to this Article 9.0.

10.0     VALUATION OF COMMERCIAL PRODUCT

10.1 Upon the completion of an Approved Statement of Work, the JV shall establish a sale price of the COMMERCIAL PRODUCT. This price shall be based on factors such as cost of components, a reasonable return on development expenditures, a reasonable profit margin, and improvements in TRANSFORMER reliability resulting from such COMMERCIAL PRODUCT.


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10.2     If a party wishes to acquire units of the COMMERCIAL PRODUCT for its own use or for resale to third parties, the acquiring party must purchase the units from the JV at the price established in Section 10.1 of this Agreement.

11.0    CONTINUING SUPPORT FOR COMPLETED PROGRAMS

11.1 During the Term of this Agreement, each party shall use all reasonable efforts to inform the other of improvements and modifications to TECHNOLOGY or COMMERCIAL PRODUCT.

11.2 Nothing in Articles 8.0 or 9.0 shall be construed to require either party to disclose to the other or grant to the other any license to use any information except as specifically provided in this Agreement.

12.0     DURATION AND TERMINATION

This Agreement shall take effect on the Effective Date and shall remain in effect for a period of ten (10) years, renewable upon mutual agreement of the parties; provided that Article 7.0 shall remain in effect for ten years after the termination of this Agreement.

13.0     MISCELLANEOUS PROVISIONS

13.1 Anything done by either party before this Agreement becomes effective which would be in discharge of any obligations hereunder if this Agreement were then effective, shall, after this Agreement becomes effective, be treated as being in discharge of such obligations under this Agreement.

13.2 Any failure by either party to enforce any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof, shall in no way affect the validity of this Agreement or any part thereof, or the right of either party thereafter to enforce each and every such provision, nor shall the types or quantities of data or consultation actually given or supplied by either party to the other whether or not under this Agreement, be deemed in any way indicative of the scope of the obligation of either party under this Agreement.

13.3. All disputes arising out of or in connection with this Agreement shall be exclusively and finally settled only by arbitration, in accordance with the Rules of the American Arbitration Association. The arbitration proceeding shall take place in New York City. The parties agree to abide by and perform in accordance with any award rendered by the arbitration panel and agree that such an award is to be final and non-appealable and that a judgment of any court having jurisdiction may be entered upon the award.


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13.4     This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party shall have the right to assign this Agreement without the consent of the other to any of its subsidiaries or affiliates or to the successor to or purchaser of substantially all of the business thereof to which the whole or any part of the subject matter of this Agreement pertains. Any other attempted assignment without such prior written consent shall be null and void.

13.5 This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with the laws of the State of New York, USA, disregarding any conflicts of laws/rules which may dictate the application of the laws of another jurisdiction.

13.6 If either party is rendered unable, wholly or in part, to carry out any of its duties or obligations under this Agreement by reason of (i) act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, embargo; or (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the party so failing; or (iii) interruption of or delay in transportation, inadequacy or shortage or failure of supply of materials or equipment, breakdowns, labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within said party's power to concede; or (iv) compliance by either party with any order, action, direction or request of any Governmental officer, department, agency, authority or committee thereof; and (v) whether in any case the circumstance now exists or hereafter arises, such party shall forthwith give written notice thereof to the other party (such notice briefly to describe the circumstance causing such inability); and thereupon, to the extent that the party giving such notice is unable to perform such duty or obligation by reason of said circumstance, such duty or obligation shall be suspended during, but no longer than, the continuance of such circumstance.

14.0 NOTICES

Any notice or request with reference to this Agreement shall be by personal delivery, cable, telex or facsimile followed by a confirming letter mailed within seven (7) days, and shall be directed by one party to the other at its respective address, as follows:

PROLEC GE                                  QuietPower Systems,  Inc.
Steve L. Smith                             Jonathan M. Charry, Ph.D.
Vice President                             President and Chief Executive Officer
Marketing and Business Integration         1675 Broadway
Blvd. Carlos Salinas Gortari Km. 9.25      Suite 2600
Apodaca N.L.   66600                       New York, NY 10019
Mexico


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or to such other address or addresses as either party may from time to time designate as its address by notice in writing to the other. All notices so addressed are effective when received.

15.0     ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes all previous negotiations, agreements, commitments and writings in respect thereto. This Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized officers or representatives of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate, as of the date first written above, by its duly authorized representative.

QuietPower Systems,  Inc.                   PROLEC-GE, S. DE R.L. DE C.V.


By: /s/ Jonathan M. Charry                 By: /s/ S. L. Smith
-------------------------------            ---------------------------------
Name:   Jonathan M. Charry                 Name:  S. L. Smith
-------------------------------            ---------------------------------
Title:  President and CEO                  Title: Vice President - PROLEC 6E
-------------------------------            ---------------------------------


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